Exhibit 10.17

FLX BIO, INC.

JUNE 23, 2015

Bill Rieflin

Dear Bill:

The Board of Directors (the “Board”) of FLX Bio, Inc. (the “Company”) is pleased to welcome you as a member of the Board. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

In connection with your services to the Company, we will pay you an annual retainer of $20,000, payable in quarterly installments. The retainer will be subject to adjustment pursuant to the Company’s director compensation policies in effect from time to time. We will also reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies. We will review our compensation policy for Board members in the event of an initial public offering.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information. By signing this letter agreement, you represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

On behalf of the full Board, we are excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Bill Rieflin

June 23, 2015

* * * * *

If you have any questions please do not hesitate to call me.

Very truly yours,

FLX BIO, INC.

/s/ David Goeddel
David Goeddel, Ph.D, Interim Chief Executive Officer

I have read and accept this offer:

/s/ Bill Rieflin
Signature of Bill Rieflin

Dated:	6/29/15